Exhibit 99.1

CONTACT INFO Michelle R. Saari VP – Marketing & Communications 3015 16th Street SW, Suite 100 PO Box 1988 Minot, North Dakota 58702-1988 phone: 701.837.4738 fax: 701.838.7785 email:msaari@iret.com

IRET ANNOUNCES RECENT PROPERTY ACQUISITION AND DISPOSITIONS

Minot, ND – November 19, 2010 - Investors Real Estate Trust (“IRET”) (Nasdaq:IRET) (Nasdaq:IRETP) announced today that its operating partnership, IRET Properties, has completed the acquisition of the Edgewood Vista senior living facility located in Minot, North Dakota, for a total purchase price of $15.2 million.

The single-story, 108,503 square foot senior housing facility is located on approximately 8.8 acres consisting of 145 assisted living beds and 22 memory care beds.  As part of the acquisition, IRET assumed a $5.6 million secured mortgage loan, which bears a 6.7% interest rate and matures in December 2021.  The Company also placed a supplemental loan on the property in the amount of $4.3 million, with an interest rate of 6.4% maturing in December 2021.  The facility will be leased to Edgewood Minot Senior Living, LLC.

In accordance with the Company’s strategic plan to condense its geographic footprint, IRET has also closed on the sale of three multi-family properties in Colorado:

Miramont Apartments:  a 210-unit complex located in Ft. Collins, sold to Miramont Apartments, LLC, a Delaware limited liability company, for a sales price of $17.2 million, consisting of the assumption by the buyer of the existing mortgage of $10.5 million, with the remainder consisting of cash to IRET.

Neighborhood Apartments:  a 192-unit complex located in Colorado Springs, sold to Neighborhood Apartments, LLC, a Delaware limited liability company, for a sales price of $11.5 million, including the assumption by the buyer of the existing mortgage of $9.5 million and the remainder consisting of cash to IRET.

Pinecone Apartments:  a 195-unit complex located in Ft. Collins, sold to Pinecone Apartments, LLC, a Delaware limited liability company, for a sales price of $15.9 million, out of which sales proceeds IRET paid off the existing mortgage with NorthMarq Capital, LLC, in the amount of $9.5 million.

Earlier in November, IRET Properties also closed on the sale of the Waconia Industrial Building in Waconia, Minnesota, sold to Pine Park Properties, LLC, a Minnesota limited liability company, for a sales price of $2.3 million, out of which sales proceeds IRET paid off the existing mortgage with TCF Bank in the amount of $1.1 million.

About Investors Real Estate Trust
IRET is an equity real estate investment trust founded in 1970 with a diversified portfolio of multi-family residential, office, medical, industrial and retail properties located in 13 states, primarily in the upper Midwest.  IRET’s headquarters are located in Minot, North Dakota, and it has additional offices in Minneapolis, Minnesota and Omaha, Nebraska.  IRET’s common shares of beneficial interest trade on the NASDAQ Global Select Market under the symbol IRET.  For more information, visit IRET’s website at www.iret.com.
Safe Harbor

Statements about IRET's future expectations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.
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